Exhibit 10.4

May 4, 2012

Mark Floyd

Dear Mark:

On behalf of Cyan, Inc. (the “Company”), I am pleased to offer you the Full-Time position of Chief Executive Officer of the Company.

The terms of your new position with the Company are as set forth below:

1. Position.

(a) As Chief Executive Officer, you will serve in an executive capacity and shall perform the duties commonly associated with this position and as required by the Company’s Board of Directors (the “Board”). You will report to the Board. You will work at the Company’s corporate headquarters, which are currently located in Petaluma, California, subject to business travel. You acknowledge that, as an express condition of this letter agreement, you will relocate your residence to the San Francisco Bay Area within Six months following your Start Date.

(b) You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Board. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior consent of the Board, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange. Subject to the restrictions set forth herein and with the prior consent of the Board, you may serve as a director of other corporations or organizations; provided, however, that the Board may rescind such consent if the Board, in its sole discretion, determines that such service compromises or threatens to compromise the Company’s business interests or conflicts with your duties to the Company.

(c) Your employment relationship with the Company will also be governed by the general employment policies and practices of the Company (except that if the terms of this letter agreement differ from or are in conflict with such policies or practices, this letter agreement will control). The Company may modify its employment policies and practices from time to time in its discretion.

2. Start Date. Subject to fulfillment of any conditions imposed by this letter agreement, you will commence this new position with the Company on or before May 28, 2012 (the “Start Date”).

3. Proof of Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

4. Compensation.

(a) You will be paid a monthly salary of $22,916.67 which is equivalent to $275,000 on an annualized basis (the “Base Salary”), subject to standard payroll deductions and withholdings. Your salary will be payable biweekly pursuant to the Company’s regular payroll policy. The Base Salary and your overall compensation package will be reviewed annually by the Board (or any authorized committee thereof), and are subject to change in the discretion of the Board (or any authorized committee thereof). You acknowledge and agree that the $3,000 per month payments you have been receiving from the Company for your service as an outside board director will cease once you commence your employment with the Company.

(b) You will be eligible to earn a cash bonus in the amount of up to $120,000 at the end of the fiscal year based on factors to be determined by the Board. It is anticipated that 25% of this bonus amount will be payable based on criteria that will be established by the Board within the first sixty (60) days following your Start Date. As a condition precedent to earning and receiving the bonus referenced in this paragraph, you must remain an employee with the Company through the date the bonus otherwise is scheduled to be paid.

5. Stock Option Grant.

(a) In connection with the commencement of your employment, the Company will recommend that the Board grant you an option to purchase 1,517,874 shares of the Company’s Common Stock (“Option Shares”), which amount is intended to represent (together with your prior Company option grants) 3.8% of the Company’s outstanding capital stock on a fully-diluted basis as of the date of this letter agreement, with an exercise price to be set by the Board. These option shares will vest and become exercisable at the rate of 25% of the shares on the twelve (12) month anniversary of your Vesting Commencement Date (as defined in your Stock Option Agreement, which date will be your Start Date, as defined above) and the remaining Option Shares will vest monthly thereafter at the rate of 1/48 of the total number of the Option Shares per month. Vesting will, of course, depend on your continued employment with the Company. The option will be subject to the terms of the Company’s 2006 Stock Plan and the Stock Option Agreement between you and the Company.

(b) Notwithstanding the foregoing, in the event that the Company consummates a Change of Control Transaction (as defined below) and within the period commencing thirty (30) days prior to and ending twelve (12) months following the closing of such Change of Control Transaction (i) your employment with the Company (or its successor) is terminated by the Company

(or its successor) for any reason other than Cause (as defined below), death or your inability to perform the essential functions of your job due to a Permanent and Total Disability as defined under Section 22(e)(3) of the Internal Revenue Code of 1986, as amended, or (ii) you Resign for Good Reason (as defined below) from your employment with the Company (or its successor), then 50% of the then-unvested Option Shares, if any, shall immediately vest and become exercisable.

(c) For purposes of this letter agreement, the terms “Cause,” “Change of Control Transaction” and “Resign for Good Reason” shall have the meanings set forth below.

(i) “Cause” shall mean (A) your repeated failure to materially fulfill your duties and responsibilities to the Company (or its successor), or abide, in all material respects, with the policies of the Company (Or its successor) after written notice from the Board of Directors or an officer of the Company (or its successor) describing in reasonable detail your failure to perform such duties or responsibilities or abide by such policies, (B) your engagement in knowing and intentional illegal conduct that was or is injurious in any material respect to the Company (or its successor) or its affiliates, (C) your material violation or material breach of your Confidential Information and Invention Assignment Agreement with the Company that is not cured within twenty (20) days of written notice thereof or is incapable of cure, or (D) your conviction of, or entry of a plea of nolo contendere to, a felony or committing any act of moral turpitude, embezzlement, dishonesty or fraud against, or the misappropriation of material property belonging to, the Company (or its successor) or its affiliates;

(ii) “Change of Control Transaction” shall mean the Company’s (A) sale, conveyance or other disposition of (1) all or substantially all of its assets, property or business (including the granting of one or more exclusive licenses of all or substantially all of the Company’s intellectual property, the cumulative effect of which results in the Company retaining insufficient intellectual property rights to continue operation as a going concern) or (2) 50% or more of its capital stock or (B) merger with or into or consolidation with any other corporation, limited liability company or other entity (other than a wholly-owned subsidiary of the Company), provided, however, that none of the following shall be considered a Change of Control Transaction: (1) a merger effected exclusively for the purpose of changing the domicile of the Company, (2) an equity financing in which the Company is the surviving corporation, (3) a merger, consolidation or similar transaction in which the stockholders of the Company immediately prior to the transaction own, directly or indirectly, more than 50% of the voting stock of the surviving corporation immediately following the transaction (taking into account only stock of the Company held by such stockholders prior to the transaction), or (4) the granting of one or more exclusive licenses of all or substantially all of the Company’s intellectual property to one or more wholly-owned subsidiaries of the Company; and

(iii) “Resign for Good Reason” shall mean your resignation from all positions you then hold with the Company (or its successor), and its affiliates, following the occurrence of one of the following events without your written consent: (A) a material reduction of your duties, position or responsibilities, provided that your duties, position and responsibilities shall not be deemed to be materially reduced if you retain reasonably comparable duties, position and responsibilities with respect to the Company’s business within the successor entity following a Change of Control Transaction; (B) a reduction by the Company (or its successor) in your gross base salary, as in effect immediately prior to such reduction, by more than 10%, other than in connection with a similar reduction for all similarly-situated employees of the Company (or its successor); (C) a material reduction by the Company (or its successor) in the kind or level of benefits to which you are entitled immediately prior to such reduction with the result that your overall benefits package is materially diminished, or (D) relocation of your principal place of work to a location that is more than 50 miles from your principal work site for the Company immediately prior to the closing of the Change of Control Transaction; provided that prior to such resignation, you provide written notice of the occurrence of such event listed above to the Company’s (or its successor’s) President, Chief Executive Officer or Chairman of the Board of Directors (other than any such position you then occupy) within the 60-day period following the occurrence of such event and such event is not remedied by the Company, or its successor, within 30 days following its receipt of such written notice.

6. Benefits.

(a) Benefits. The Company will provide you with the opportunity to participate in the standard benefits plans currently available to other Company employees, subject to any eligibility requirements imposed by such plans. The Company may modify its benefits programs from time to time in its discretion.

(b) Vacation; Sick Leave. You will be entitled to paid time off according to the Company’s standard policies.

(c) Relocation Expenses. The Company will promptly reimburse you for all reasonable moving expenses associated with your relocation to the San Francisco Bay Area for your employment with the Company following submission to the Company of receipts or other reasonably requested documentation in accordance with the Company’s standard expense reimbursement policies and practices; provided that in no event shall expenses incurred in the 2012 calendar year be reimbursed later than March 15, 2013. If, prior to the one-year anniversary of your Start Date, you resign from your employment with the Company (other than if you Resign for Good Reason) or the Company terminates your employment for Cause, you must repay a portion of the reimbursed relocation expenses to the Company, on or within 30 days of your employment termination date, prorated based on your length of employment with the Company.

7. Confidential Information and Invention Assignment Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the “Confidentiality Agreement”), prior to or on your Start Date.

8. At-Will Employment. Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability. The Company may also modify your duties, compensation or other terms and conditions of your employment at any time for any reason, with or without notice.

9. No Conflicting Obligations. You understand and agree that by accepting this offer of employment, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

10. Entire Agreement. This letter agreement, together with the Confidentiality Agreement, sets forth the entire agreement and understanding between you and the Company relating to your employment and supersedes all prior agreements and discussions between us. This letter agreement may not be modified or amended except by a written agreement, signed by the Company and by you. This letter agreement will be governed by the laws of the State of California without regard to is conflict of laws provision. This letter agreement may be executed in counterparts (which shall be deemed to be part of one original).

We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement. This offer will terminate if not accepted by you on or before 5pm Wednesday, May 9, 2012.

Very truly yours, CYAN, INC.		ACCEPTED AND AGREED: MARK FLOYD

By:	/s/ Paul Ferris	/s/ Mark A. Floyd
Signature

Title:	Paul Ferris, Board Member
Date

Attachment A: Confidential Information and Invention Assignment Agreement